Exhibit 5.1

June 6 , 2022

Great Elm Group, Inc.
800 South Street, Suite 230
Waltham, MA 02453

Re:	Registration Statement on Form S-1 Filed by Great Elm Group, Inc.

Ladies and Gentlemen:

We have acted as counsel for Great Elm Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to $34,500,000 aggregate principal amount of the Company’s notes due 2027 (the “Notes”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into between the Company and Oppenheimer & Co. Inc., as representative of the several underwriters named therein.  The Notes will be issued pursuant to an indenture (the “Base Indenture”), substantially in the form filed as an exhibit to the registration statement on Form S-1 (No. 333-264692) (as amended or supplemented, the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2022, to be entered into by and between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), as supplemented and amended by the first supplemental indenture thereto (the Base Indenture, as so supplemented and amended, the “Indenture”), substantially in the form filed as an exhibit to the Registration Statement, establishing the terms of the Notes, to be entered into by and between the Company and the Trustee.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement will remain effective at the time of issuance of the Notes thereunder; (ii) the Notes will be sold at a price established by the Board of Directors of the Company or an authorized committee thereof; (iii) the Trustee will have authorized, executed and delivered the Indenture; (iv) the Notes will have been duly authenticated by the Trustee in accordance with the Indenture; and (v) the Indenture will be the valid, binding and enforceable obligation of the Trustee..

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Great Elm Group, Inc.
June 6 , 2022

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Securities Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day